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                                            Exhibits 5.1


                    June 23, 1997



National Commerce Bancorporation
One Commerce Square
Memphis, Tennessee, 38150

Re:    National Commerce Capital Trust I

Ladies and Gentlemen:

       I am a Vice President and the General Counsel of National Commerce Bancorporation (the "Company"), and in such capacity have represented the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-4 Registration Nos. 333-29251 and 333-29251-01
(the "Registration Statement"), of $50,000,000 aggregate principal amount of the Company's Floating Rate Junior
Subordinated Debentures due 2027 ( The "Subordinated
Debentures"), and the related Guarantee Agreement (the
"Guarantee"), from the Company to The Bank of New York, as Guarantee Trustee for the benefit of holders of the Floating Rate Capital Trust Pass-through Securities
("Capital Securities") of National Commerce Capital
Trust I, a Delaware business trust (the "Trust"). I have also represented the Company in connection the qualification under the Trust Indenture Act of 1939, as amended, of an Indenture with respect to the Subordinated Debentures between the Company and The Bank of New York, as Trustee (the "Indenture"), and of the Guarantee. The Subordinated Debentures and the
Guarantee are being registered by the Company and qualified under the Trust Indenture Act for purposes of exchanging such instruments of like instruments previously issued by the Company. Such exchange will occur in connection with the offer of the Trust to exchange Capital Securities registered under the Act on the Registration Statement for Capital Securities previously issued by the Trust.

       In connection with the opinions contained herein, I have examined the charter and bylaws of the Company, the corporate action taken by the Company relating to the Subordinated Debentures and their issuance under the Indenture and to the Guarantee, and such other documents as I have deemed appropriate as a basis for the opinions hereinafter expressed.

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June 23, 1997
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       Based upon the foregoing I am of the opinion as
follows:

       (a) The Subordinated Debentures to be issued by the Company have been duly and validly authorized and, upon proper execution, authentication and delivery thereof in accordance with the Indenture, will be legally issued and will constitute binding obligation of the Company entitled to the benefits of the Indenture.

       (b) The Guarantee to be issued by the Company has been duly and validly authorized and, upon proper execution and delivery thereof, will be legally issued and will constitute the binding obligations of the Company.

       I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name and reference to this opinion in the Registration Statement and the related prospectus.

                            Very truly yours,



                            /s/ Charles Neale
                            Charles Neale
                            Vice President
                            and General Counsel